Exhibit 10.1

CHAIRMAN OF THE BOARD AGREEMENT

THIS AGREEMENT made as of the 1st day of May 2011, is by and between Vascular Solutions, Inc., a Minnesota corporation (the "Company"), and John Erb, a resident of the State of Minnesota (the "Chairman").

WHEREAS, Chairman and the Company mutually desire to enter into a relationship whereby Chairman will serve as the Chairman of the Board of the Company; and

WHEREAS, Chairman and the Company desire to specify all benefits payable to Chairman in connection with his service to the Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Chairman, each intending to be legally bound, agree as follows:

1.           Appointment.  Chairman has been appointed as Chairman of the Board by the Board of Directors of the Company and agrees to serve as Chairman of the Board of the Company during the term of this Agreement. The consideration set forth in Section 4 shall be the sole consideration due Chairman for his services rendered hereunder.  This Agreement does not confer any employment relationship between Chairman and the Company, and Chairman shall not be considered as an employee of the Company.

2.           Duties.  The Chairman will make the best use of his energy, knowledge, and training in advancing the Company's interests during his service to the Company.  He will diligently and conscientiously perform the duties of his position as defined by the Board of Directors.  The Chairman will make every effort to avoid using any trade secrets or confidential information that he may have in his possession from any other entity in connection with his service to the Company.

3.           Term.  This Agreement shall commence on May 1, 2011 and will continue until terminated by either the Chairman or the Board of Directors for any reason by providing 30 days’ prior written notice to the other party.

4.           Compensation.

  (a)  Monthly Retainer:  The Company will pay Chairman a monthly fee of $10,000 for each month of services provided hereunder, to be reviewed and adjusted by the Board of Directors effective December 31, 2011 and no less frequently than annually thereafter.

  (b)  Stock Option Grant and Benefits:  Upon Board of Directors’ approval, the Company will grant to Chairman a ten year non-incentive option to purchase 20,000 shares of the Company's Common Stock at the fair market value on the date of grant which shall vest on a pro rata basis over four years based on continuation of service as consultant to the Company.  The Chairman will be eligible for future annual awards under the Company’s stock option and award plan.  Other than as specified above, the Chairman shall not have any entitlement to any benefits.

  (c)  Expenses:  The Company shall reimburse Chairman for all ordinary and necessary business expenses Chairman incurs while performing his duties under this Agreement, provided that Chairman accounts properly for such expenses to the Company in accordance with the general corporate policy of the Company as determined by the Company's Board of Directors and in accordance with the requirements of Internal Revenue Service regulations relating to substantiation of expenses.

5.           Inventions.

  (a)       "Inventions," as used in this Section 5, means any discoveries, designs, improvements or software (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Chairman makes, authors, or conceives (either alone or with others) and that:

(i)	concern directly the Company's products, research or development;

(ii)	result from any work the Chairman performs for the Company; or

(iii)	use in any significant respect the Company's equipment, facilities, or trade secret information.

  (b)      The Chairman agrees that all Inventions he makes during the term of this Agreement concerning the Company’s products and projects will be the sole and exclusive property of the Company.  The Chairman will, with respect to any such Invention:

(i)	keep current, accurate, and complete records which will belong to the Company;

(ii)	promptly and fully disclose the existence and describe the nature of the invention to the Company and in writing (and without request);

(iii)
assign (and the Chairman does hereby assign) to the Company all of his rights to the invention, and applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and

(iv)
acknowledge and deliver promptly to the Company any written instruments, and perform any other reasonable acts necessary in the Company's opinion and at its expense to preserve property rights in the invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the invention and to vest the entire  right and title to the invention in the Company, provided that the Chairman makes no warranty or representation to the Company as to rights against third parties hereunder.

6.           Confidential Information.

  (a)     "Confidential Information," as used in this Section 6, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary.  This information includes, without limitation:

(i)	trade secret information about the Company and its products or services;

(ii)	"Inventions," as defined in subsection 5 (a) above;

(iii)	information concerning the Company's business, as the Company has conducted it or as it may conduct it in the future; and

(iv)
information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research,  development, engineering, purchasing, manufacturing, servicing, finances, marketing or selling.

Any information that reasonably can be expected to be treated as Confidential Information will be presumed to be Confidential Information (whether the Chairman or other originated it and regardless of how he/she obtained it).

  (b)      Except as required in his duties to the Company, the Chairman will not, during his services hereunder or for a period of three (3) years after termination of his services to the Company, use or disclose Confidential Information to any person not authorized by the Company to receive it, excluding Confidential Information:

(i)	which is or becomes publicly available by a source other than the Chairman;

(ii)
which is received by the Chairman after termination of his services hereunder from a source who, to the Chairman's knowledge, did not obtain the information directly or indirectly from Chairman or agents of the Company; or

(iii)	for which disclosure thereof the Company has consented in writing.

When the Chairman's services with the Company end, Chairman will promptly turn over to the Company all records and any compositions, articles, devices, apparatus, and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of Confidential Information in its possession, regardless of who prepared them.

7.           Non-Solicitation of Employees.  The Chairman agrees that during his service to the Company as Chairman of the Board and for a period of one (1) year after his service to the Company as Chairman of the Board ends, he will not employ or attempt to employ on the behalf of any entity any of the Company's then-current employees.

8.           Conflicting Business.  The Chairman agrees that, other than as provided in this Agreement, he will not transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity without the prior approval of the Board of Directors.

9.           No Adequate Remedy.  The Chairman understands that if he fails to fulfill his obligations under Sections 5, 6, 7 or 8 of this Agreement, the damages to the Company would be very difficult to determine.  Therefore, in addition to any other rights or remedies available to the Company at law, in equity or by statute, the Chairman hereby consents to the specific enforcement of Sections 5, 6, 7 or 8 of this Agreement by the Company through an injunction or restraining order issued by any appropriate court.

10.         Miscellaneous.

  (a)  Successors and Assigns.  This Agreement may not be assigned by the Chairman or the Company without the other party’s written consent.

  (b)  Modification.  This Agreement may be modified or amended only by a writing signed by each of the parties hereto.

  (c)  Governing Law.  The laws of the State of Minnesota shall govern the validity, construction, and performance of this Agreement.

  (d)  Construction.  Wherever possible, each provision of this Agreement shall be interpreted so that it is valid under applicable law.  If any provision of this Agreement is to any extent invalid under applicable law in any jurisdiction, that provision shall still be effective to the extent it remains valid.  The remainder of this Agreement also shall continue to be valid, and the entire Agreement shall continue to be valid in other jurisdictions.

  (e)  Non-Waiver.  No failure or delay by any of the parties hereto in exercising any right or remedy under this Agreement shall waive any provision of this Agreement.  Any single or partial exercise by either of the parties hereto of any right or remedy under this Agreement shall not preclude the party from otherwise or further exercising its rights or remedies, or any other rights or remedies granted by any law or any related document.

  (f)  Captions.  The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

  (g)  Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered or sent by registered first-class mail, postage prepaid.  Such notices and other communication shall be effective upon receipt if hand delivered and shall be effective five (5) business days after mailing if sent by mail to the following addresses, or such other addresses as either party shall have notified the other party:

If to the Company:	Vascular Solutions, Inc.
6464 Sycamore Court
Minneapolis, Minnesota 55369
Attention: Chief Executive Officer

If to the Chairman:	John Erb
2328 Meeting Street
Wayzata, MN 55391

IN WITNESS WHEREOF, the Company and the Chairman have executed this Agreement as of the date first above written.

VASCULAR SOLUTIONS, INC.

By:	/s/ Howard Root
	Howard Root	Date
Its: Chief Executive Officer

/s/ John Erb
	John Erb	Date